AMENDMENT TO THE
ADVISORS SERIES TRUST
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 1st day of February, 2010, to the Fund Administration Servicing Agreement, dated as of June 8, 2006, as amended (the “Fund Administration Agreement”), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the “Trust”) on behalf of its separate series, the Al Frank Fund and the Al Frank Dividend Value Fund and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Fund Administration Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to amend the fees; and

WHEREAS, Section 10 of the Fund Administration Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit A is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Fund Administration Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Douglas G. Hess	By: /s/ Michael R. McVoy
Printed Name: Douglas G. Hess	Printed Name: Michael R. McVoy
Title: President	Title: Executive Vice President

Exhibit A
to the Advisors Series Trust Fund Administration Servicing Agreement

Name of Series	Date Added
Al Frank Fund	11/18/2002
Al Frank Dividend Value Fund	09/30/2004

FUND ADMINISTRATION & COMPLIANCE SERVICES ANNUAL FEE SCHEDULE EFFECTIVE: 01/01/2010
Al Frank Funds

Annual fee based upon complex assets*
♦ [_] basis points on the first $[_] million
♦ [_] basis points on the next $[_] million
♦ [_] basis points on the next $[_] million
♦ [_] basis points on the next $[_] million
♦ [_] basis point over $[_] billion
♦
♦ Plus $[_]/Fund**

Extraordinary services – quoted separately

Multiple Classes – Additional $[_] per year per class.  Multiple class fee eliminated effective 3/1/2009 service period

Fees are billed monthly

* Subject to CPI increase, Milwaukee MSA.

**$[_]/Fund waived through
    December 31, 2010

Plus Out-of-Pocket Expenses – Including but not limited to postage, stationery, programming, special reports, daily compliance testing systems expenses, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filings fees, certain insurance premiums, expense from board of directors meetings, SEC 15c Reporting, auditing and legal expenses, conversion expenses (if necessary), and all other out-of-pocket expenses.

Additional Services – Above pricing is for standard services.  Available but not included above are the following services – multiple classes, legal administration, Advisor Information Source data delivery, daily fund compliance testing, daily pre and post performance reporting.

Advisor’s Signature below acknowledges approval of the Exhibit A fund administration fee schedule above.

AL FRANK ASSET MANAGEMENT, INC.

By: /s/ Diane Peck

Printed Name: Diane Peck

Title: CFO and CCO                                           Date: 2/1/2010